As filed with the Securities and Exchange Commission on June 23, 2006

Registration Statement No. 333- _____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

FNB FINANCIAL SERVICES, LP
(Exact name of Registrant as specified in its certificate of limited partnership)

Delaware (State or other jurisdiction of incorporation or organization)	6199 (Primary Standard Industrial Classification Code Number)	34-2027567 (I.R.S. Employer Identification No.)

103 FOULK ROAD, SUITE 202
WILMINGTON, DELAWARE 19803
(302) 691-6337

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ENTITY SERVICES GROUP, LLC #9272016
103 FOULK ROAD, SUITE 200
WILMINGTON, DELAWARE 19803
(302) 654-7584
(Name, address including zip code, and telephone number, including area code, of agent for service)

F.N.B. CORPORATION

(Exact name of Registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	25-1255406 (I.R.S. Employer Identification No.)

ONE F.N.B. BOULEVARD
HERMITAGE, PENNSYLVANIA 16148
(724) 981-6000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

BRIAN F. LILLY
Chief Financial Officer
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
PAUL N. EDWARDS, ESQ.
McDonald Hopkins Co., LPA
600 Superior Avenue, East
Suite 2100
Cleveland, OH 44114
(216) 348-5432

     Approximate date of commencement of proposed sale to the public: from time to time following the effectiveness of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

Registration Statement No. 333-122244

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share (1)	Price	Registration Fee

Subordinated Term Notes of F.N.B. Corporation	$20,000,000	100%	$20,000,000	—	(1)

Nonnegotiable Subordinated Notes, Series 2005, of FNB Financial Services, LP	$150,000,000	100%	$150,000,000	—	(2)

Nonnegotiable Subordinated Term Notes, Series 2006	—	—	—	—
Nonnegotiable Subordinated Daily Notes, Series 2006	—	—	—	—
Nonnegotiable Subordinated Special Daily Notes, Series 2006	—	—	—	—
Subtotal for Nonnegotiable Subordinated Notes, Series 2006, of FNB Financial Services, LP	$200,000,000	100%	$200,000,000	—

Totals	$370,000,000	100%	$370,000,000	$ 21,935	(3)

(1)	Represents (a) $15,000,000 of Term Notes of F.N.B. Corporation (“FNB”) which were previously registered on Form S-3, File No. 333-124121 (the “Existing Form S-3”), and which are expected to continue to be offered to existing holders of FNB Term Notes upon renewal of their existing FNB Term Notes pursuant to this Registration Statement; (b) $1,605 of the $41,119.50 filing fee previously paid with respect to such prior registration statement which is carrying over to this Registration Statement and which is not required to be paid herewith; and (c) $5,000,000 of additional Term Notes of FNB being registered herewith, to be paid pursuant to Rule 457 (a).

(2)	Represents (a) Nonnegotiable Subordinated Notes of FNB Financial Services, LP which were previously registered on the Existing Form S-3 and which convert to Series 2006 Notes to be offered pursuant to this Registration Statement; and (b) $16,050 of the $41,119.50 filing fee previously paid with respect to such prior registration statement which is carrying over to this Registration Statement and which is not required to be paid herewith.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 (p) and (o) under the Securities Act. Under Rule 457(p), $17,655, or 42.9% of the $41,119.50 filing fee previously paid for Registration Statement, File No. 333-124121, filed April 18, 2005, is offset against the currently due total $39,590 filing fee associated with this Registration Statement.

[FNB LOGO]

FNB FINANCIAL SERVICES, LP
$350,000,000 of Series 2006 Notes

Series 2006 Term Notes		Series 2006 Daily Notes		Series 2006 Special Daily Notes
Available Terms:	3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 27, 30, 36, 48, 60, 84 and 120 months	Term:	The daily notes have no set term, and are payable on demand.	Term:	The special daily notes have no set term, and are payable on demand.

Minimum Purchase:	$500	Minimum Purchase:	$50	Minimum Purchase:	We may establish minimum purchase requirements from time to time — see the prospectus supplement.

Interest:	We will establish the interest rate applicable for the term when you purchase the term note — see the prospectus supplement for current rates. You will have different interest payment options on your term note.	Interest:	The initial interest rate will be set when you purchase the daily note, and will be subject to adjustment on a monthly basis — see the prospectus supplement for current rates. Interest is accrued daily, compounded quarterly and is paid when you redeem the daily note.	Interest:	The initial interest rate will be set when you purchase the special daily note, and will be subject to adjustment on a monthly basis — see the prospectus supplement for current rates. Interest is accrued daily, compounded quarterly and is paid when you redeem the special daily note.

Automatic Renewal and Redemption:	At maturity, your term note will automatically renew for an identical term at the then-applicable interest rate. Before the maturity of a term note, we will send you a renewal notice / redemption election and any applicable prospectus supplement, and you may timely elect to redeem the note at maturity, without penalty by returning the redemption election to Regency Finance Company. You can redeem your term note at any other time, but you will incur an interest penalty. We can redeem your term note in whole or in part on 30 days notice.	Redemption:	You can redeem all or any portion of your daily note at any time without penalty. We can redeem your daily note in whole or in part on 30 days notice.	Redemption:	You can redeem all or any portion of your special daily note at any time without penalty. We can redeem your special daily note in whole or in part on 30 days notice.

     The notes are offered and sold by officers and employees of our affiliates, Regency Finance Company, and its wholly-owned subsidiary, Citizens Financial Services, Inc. We will not pay any commissions in connection with sales of the notes, and we will therefore receive the full proceeds from sales. The notes will not be listed on any securities exchange or other trading market.

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     The notes offered hereby are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Current interest rates will be provided in a prospectus supplement. The notes are fully and unconditionally guaranteed by FNB, but are not secured by any collateral, and are subordinate to all of our existing and future senior debt. Before investing in the notes, you should carefully consider the Risk Factors described beginning on page 5 of this prospectus.

The date of this prospectus is July 1, 2006.

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     You should rely only on the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement, which describes the interest rates applicable to the notes. We have not authorized anyone to provide you with any other information and you should not rely on any other information in making your investment decision.

     You should not assume that the information in this prospectus is accurate as of any date other than the date hereof. Any statements contained in a document incorporated or deemed to be incorporated by reference into this prospectus are deemed to be modified or superseded for purposes of this prospectus to the extent modified or superseded by another statement contained in any subsequently filed document also incorporated by reference in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus. You should read the relevant documents filed or to be filed with the Securities and Exchange Commission because they contain important information. These documents may be obtained free of charge from the Commission’s website, www.sec.gov. You may also request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address and toll-free telephone number: Shareholder Relations, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148; (800) 555-5455, ext. 4944.

     This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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PROSPECTUS SUMMARY

     The following summary does not contain all of the information that may be important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus before making a decision to invest in notes of FNB Financial Services, LP. Whenever we refer herein to “us,” “we,” or “our,” we are referring to FNB Financial Services, LP and/or F.N.B. Corporation and its subsidiaries, as the context may require.

     The following is a brief summary of terms of the note offering. For a more complete description of the offering of notes, see “Description of the Notes,” “Use of Proceeds” and “Plan of Distribution.”

FNB Financial Services, LP and FNB	FNB Financial Services, LP is an indirect wholly-owned finance subsidiary of F.N.B. Corporation (“FNB”) formed to issue, administer and repay the notes, and has no independent assets or operations of its own. FNB is a diversified financial services holding company which operates through wholly-owned subsidiaries, including a community bank, a trust company, a registered investment advisor, an insurance agency, a reinsurer and a consumer finance company.

Securities Offered	FNB Financial Services, LP is offering up to Three Hundred Fifty Million Dollars ($350,000,000.00) aggregate principal amount of its Series 2006 Nonnegotiable Subordinated Term Notes (referred to throughout this prospectus as the “new term notes”), Series 2006 Nonnegotiable Subordinated Daily Notes (referred to throughout this prospectus as the “new daily notes”) and Series 2006 Nonnegotiable Subordinated Special Daily Notes (referred to throughout this prospectus as the “new special daily notes,” and together with the new term notes and the new daily notes, the “new notes”). FNB Financial Services, LP is no longer offering its Series 2005 Nonnegotiable Subordinated Notes (the “Series 2005 notes”, and together with the new notes, collectively referred to throughout this prospectus as the “Partnership notes”). The new notes are fully and unconditionally guaranteed by FNB, and issued under and pursuant to the Indenture dated as of August 16, 2005 (referred to throughout this prospectus as the “2005 Indenture”), by and among FNB Financial Services, FNB, as Guarantor, and J.P. Morgan Trust Company, National Association, as Trustee.

Prior Exchange Offer	Pursuant to a prospectus, first sent on or about August 19, 2005, FNB Financial Services, LP offered to exchange its Series 2005 subordinated notes for currently outstanding, corresponding subordinated notes of FNB (referred to throughout this prospectus as the FNB notes, and together with the Partnership notes, the “notes”). The exchange offer expired at 5:00 p.m., New York City time on June 30, 2006. As of that date, approximately $26.6 million aggregate principal amount of the FNB notes remained outstanding. Approximately 83% of the holders of FNB notes exchanged their FNB notes for corresponding Series 2005 notes. FNB is no longer offering FNB notes, and reserves the right to redeem outstanding FNB notes which were not exchanged for corresponding Series 2005 notes. Holders of outstanding FNB daily notes are not permitted to add to the outstanding principal balance of such notes.

Interest on the Notes	Current interest rates will be provided in a prospectus supplement. Because the interest rates on daily notes may change on a monthly basis, holders of daily notes are encouraged to obtain current rates by calling or visiting any office of Regency Finance or Citizens Financial.

Interest rates on the notes are established periodically by a committee of individuals based upon rates prevailing at the time on competitive investment products, expenses of the subordinated note program and other factors.

Ratio of Earnings to Fixed Charges	FNB’s ratio of earnings to fixed charges for each of its last five fiscal years and the three months ended March 31, 2006 and 2005 are as follows:

	March 31,	March 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2006	2005	2005	2004	2003	2002	2001

Excluding interest	3.02x	3.26x	2.73x	3.66x	2.15x	2.64x	2.65x
on deposits
Including interest	1.70x	1.91x	1.70x	2.04x	1.40x	1.45x	1.31x
on deposits

SELECTED FINANCIAL INFORMATION OF FNB

	Three Months Ended
	March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	Dollars in thousands, except per share data
Total interest income	$77,621	$69,073	$297,189	$254,448	$257,019	$275,853	$301,638
Total interest expense	31,802	23,490	108,780	84,390	86,990	98,372	134,984
Net interest income	45,819	45,583	188,409	170,058	170,029	177,481	166,654
Provision for loan losses	2,958	2,331	12,176	16,280	17,155	13,624	26,727
Total non-interest income	20,109	18,743	57,947	78,141	68,155	66,145	52,015
Total non-interest expense	40,251	40,338	157,075	142,587	185,025	185,003	149,259
Income from continuing operations	15,802	14,910	55,258	61,795	27,038	31,271	31,769
Income from discontinued operations, net of tax	—	—	—	—	31,751	32,064	21,216
Net income	15,802	14,910	55,258	61,795	58,789	63,335	52,985
At Period-End
Total assets	$5,631,413	$5,609,386	$5,590,326	$5,027,009	$8,308,310	$7,090,232	$6,488,383
Assets of discontinued operations	—	—	—	—	3,751,136	2,735,204	2,202,004
Net loans	3,776,786	3,633,235	3,698,340	3,338,994	3,213,058	3,188,223	3,061,936
Deposits	4,089,938	3,915,323	4,011,943	3,598,087	3,439,510	3,304,105	3,338,913
Short-term borrowings	338,844	474,968	378,978	395,106	232,966	255,370	209,912
Long-term debt	662,244	697,424	662,569	636,209	584,808	400,056	276,802
Liabilities of discontinued operations	—	—	—	—	3,386,021	2,467,123	2,022,538
Total stockholders’ equity	481,264	452,676	477,202	324,102	606,909	598,596	572,407
Per Common Share(1)
Basic earnings per share:
Continuing operations	$.28	$.28	$.99	$1.31	$.58	$.68	$.71
Discontinued operations	—	—	—	—	.69	.69	.48
Net income	.28	.28	.99	1.31	1.27	1.37	1.19
Diluted earnings per share:
Continuing operations	.27	.28	.98	1.29	.57	.67	.70
Discontinued operations	—	—	—	—	.68	.68	.47
Net income	.27	.28	.98	1.29	1.25	1.35	1.17
Cash dividends declared	.235	.23	.925	.92	.93	.81	.68
Book value (2)	8.37	8.04	8.31	6.47	13.10	12.93	12.37
Ratios
Return on average assets (2)	1.14%	1.15%	.99%	1.29%	.74%	.93%	.84%
Return on average equity (2)	13.33	15.76	12.44	23.54	9.66	10.97	9.81
Dividend payout ratio (2)	85.45	86.81	94.71	70.36	72.90	59.03	52.81
Average equity to average assets (2)	8.58	7.29	7.97	5.50	7.66	8.51	8.58

(1)	Per share amounts for 2003, 2002 and 2001 have been restated for the common stock dividend declared on April 28, 2003.

(2)	Effective January 1, 2004, FNB spun-off its Florida operations into a separate independent public company. As a result of the spin-off, the Florida operations’ earnings for prior years have been classified as discontinued operations on FNB’s consolidated income statements and the assets and liabilities related to the discontinued operations have been disclosed separately on FNB’s consolidated balance sheets for prior years. In addition, note that the book value at period end, stockholders’ equity, the return on average assets ratio, the return on average equity ratio and the dividend payout ratio for prior years include the discontinued operations.

QUESTIONS AND ANSWERS ABOUT THE NOTES

     What is FNB Financial Services, LP?

          FNB Financial Services, LP is a wholly-owned indirect finance subsidiary of FNB, formed to issue, administer and repay the new notes, and to perform all other necessary or appropriate actions attendant to the issuance, administration or repayment of the new notes. The address of FNB Financial Services, LP, is Suite 202, 103 Foulk Road, Wilmington, Delaware 19803, and its telephone number is (302) 691-6337.

     Separate financial statements of FNB Financial Services, LP are not required by applicable accounting requirements to be included in this prospectus because FNB Financial Services, LP is a wholly-owned limited purpose finance subsidiary of FNB, and FNB has fully and unconditionally guaranteed the new notes. There are no material restrictions on FNB Financial Services, LP’s ability to distribute dividends to FNB, or prohibiting loans or advances to FNB by FNB Financial Services, LP.

     What is F.N.B. Corporation?

     FNB is a diversified financial services company headquartered in Hermitage, Pennsylvania. FNB has four reportable business segments: Community Banking, Wealth Management, Insurance and Consumer Finance. The Community Banking segment consists of a regional community bank. The Wealth Management segment consists of a trust company and registered investment advisor. The Insurance segment consists of an insurance agency and a reinsurer, and the Consumer Finance segment consists of a multi-state consumer finance company. FNB has 153 full service Community Banking offices in Pennsylvania and Ohio, and 53 Consumer Finance offices in those states and Tennessee. FNB, through its Community Banking affiliate, also has four loan production offices in Florida. Its common stock is traded on the New York Stock Exchange under the symbol “FNB.” The address of its corporate headquarters is One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. The telephone number at its corporate headquarters is (724) 981-6000.

     What are the new notes?

     The new notes we are offering are unsecured subordinated debt obligations fully and unconditionally guaranteed by FNB and issued by FNB Financial Services, LP through our affiliates, Regency Finance Company and its wholly-owned subsidiary, Citizens Financial Services, Inc. Regency Finance and Citizens Financial, as FNB’s agent, also formerly offered the FNB notes, which may still renew or be redeemed. Please call Regency Finance at (724) 983-3453 with any questions about the notes.

     What are the FNB notes?

     The FNB notes were offered by FNB through Regency Finance and Citizens Financial until the Series 2005 notes began to be offered by FNB Financial Services, LP. FNB is no longer offering the FNB notes, and reserves the right to redeem, in accordance with their terms, any FNB notes. Holders of FNB daily notes are no longer permitted to add to the outstanding principal balance of such notes, but may purchase new daily notes in lieu thereof. Holders of FNB notes may either redeem their FNB notes at any Regency Finance or Citizens Financial office, or allow their FNB notes to renew upon maturity at the then-applicable interest rates.

     Are the notes insured or guaranteed?

     The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. The notes also are not secured by any of our assets or any other collateral. The new notes are fully and unconditionally guaranteed by FNB, a holding company whose primary assets are the shares of its subsidiaries and the dividends those subsidiaries pay.

     What are the maturities of the notes?

     The new term notes are available in maturities of 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 27, 30, 36, 48, 60, 84, and 120 months. Each term note will automatically renew at maturity for an identical term at the then applicable interest rate, unless you elect to have it redeemed or we redeem it. The daily notes and special daily notes have no set maturity, and are payable on demand.

     What are the interest rates on the notes?

     We will determine the interest rates payable on the notes, and the rates will vary from time to time. The interest rate on the daily notes and the special daily notes may be adjusted monthly, on the first day of each month. Each term note will have a fixed interest rate for the term of the note. The interest rates in effect at any given time are described in the prospectus supplement that accompanies this prospectus.

     How do I receive the interest payments on my investment?

     Interest on the daily notes and the special daily notes is accrued daily, compounded quarterly, and paid upon redemption. For term notes, interest accrues daily and may be paid monthly or quarterly, or compounded quarterly.

     How and where can I redeem the notes?

     You can redeem the notes in person or by mail at any of our Regency Finance or Citizens Financial offices located in Ohio, Pennsylvania and Tennessee. Please call (724) 983-3453 for information regarding our office locations. You can redeem a daily note or a special daily note without penalty. You will forfeit a portion of the interest if you redeem a term note prior to maturity.

     How will the proceeds from the sale of the new notes be used?

     We intend to use the proceeds from the sale of new notes as advances to our consumer finance affiliate, Regency Finance, to fund its lending and purchasing activities, and for FNB’s general corporate purposes, including mergers and acquisitions. We will receive no proceeds from the renewal of outstanding notes.

RISK FACTORS

     You should carefully consider the risks and uncertainties described below before making an investment decision. Our business, financial condition and operating results could be adversely affected by any of the following factors, in which event the value of your notes could decline, and you could lose all or part of your investment.

Risks Specifically Related to the Notes

The notes are not secured or insured.

     The notes are not secured by any of our assets or any other collateral. Also, the notes are not bank deposits and are not insured or guaranteed by the Federal Department Insurance Corporation or any other governmental agency. You are therefore increasing your risk of loss if you buy notes with funds taken from an insured account held at a bank, savings and loan association or credit union. Also, our officers, directors and employees will not have any liability for any of our obligations under the notes.

FNB Financial Services, LP has no independent assets or operations from which to pay the Partnership notes.

     FNB Financial Services, LP is a limited purpose finance subsidiary of FNB which has no independent assets or operations from which to generate cash flow to make principal and interest payments on the Partnership notes. FNB Financial Services, LP is dependent upon FNB to provide the funds necessary to service its payment obligations on these notes. The principal source of cash for FNB is dividends from its subsidiaries. FNB also has approved lines of credit with several major domestic banks, which were unused as of March 31, 2006.

FNB’s status as a holding company makes it dependent on dividends from its subsidiaries to make payments on the notes.

     FNB is a holding company and conducts almost all of its operations through its subsidiaries. FNB does not have any significant assets other than the stock of its subsidiaries. Accordingly, FNB depends on dividends from its subsidiaries to meet its obligations, including payment of the principal and interest on the FNB notes and any payments it may be required to make as guarantor of the Partnership notes. FNB’s right, and thus the right of the holders of notes and FNB’s other creditors, to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of such subsidiaries.

     Under federal and state law, FNB’s bank subsidiary is limited in the amount of dividends it may pay to FNB without prior regulatory approval. Also, bank regulators have the authority to prohibit FNB’s subsidiary bank from paying dividends if the bank regulators determine that the payment would be an unsafe and unsound banking practice. Holders of the notes have no rights to force subsidiaries to pay dividends so that we can meet our payment obligations under the notes. In the event of a default on the notes, the holders will be our general unsecured creditors.

Your right to receive payments on the notes is subordinate to all of our senior indebtedness.

     According to the terms of the notes, the payment of the principal and interest on the notes is subordinate in right of payment to the prior payment when due of the principal and interest on all of our senior indebtedness. The notes contain no restriction on our ability to incur additional senior indebtedness.

     Holders of senior indebtedness will be able to prevent payment on the notes:

•	in the event of our bankruptcy, liquidation or reorganization;

•	if there is a payment default under certain senior indebtedness; and

•	if there are certain non-payment defaults under certain senior indebtedness.

You will forfeit interest if you elect to have a term note redeemed prior to its maturity.

     If you redeem a term note before its maturity date, you will forfeit three months of interest earned, or that could have been earned, if you are redeeming a term note with a maturity of 12 months or less; six months of interest earned, or that could have been earned, if you are redeeming a term note with a maturity of between 13 and 30 months; and nine months of interest earned, or that could have been earned, if you are redeeming a term note with a maturity in excess of 30 months. We may also require you to give us 30 days prior written notice before you redeem a term note, although we would only anticipate requiring such notice if one or more holders desired to redeem a substantial amount of notes in a short period and we required time to arrange financing for the redemptions.

The interest rates on the daily notes and the special daily notes are subject to adjustment on a monthly basis.

     We may adjust on a monthly basis the interest rate payable on all outstanding daily notes and special daily notes. A supplement to this prospectus contains the current interest rates payable on each of the notes.

Your ability to sell or transfer the notes will be limited.

     There is no trading market for the notes and the notes are non-negotiable. You can transfer or assign the notes only at the offices of Regency Finance or Citizens Financial, although we will effect transfers by mail for out-of-state holders and for transfers by operation of law. There are presently 23 of these offices in Pennsylvania, 16 in Tennessee and 15 in Ohio.

Other Risks Related to Owning Our Securities Generally

Interest rate volatility could significantly harm our business.

     Our results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of our earnings is our net interest income, which is the difference between income from interest earning assets, such as loans, and the expense of interest bearing liabilities, such as deposits. A change in market interest rates could adversely affect our earnings if market interest rates change such that the interest we pay on deposits and borrowings increases faster than the interest we collect on loans and investments. Consequently, our business, along with that of other financial institutions generally, is sensitive to interest rate fluctuations.

Our results of operations are significantly affected by the ability of our borrowers to repay their loans.

     Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

•	credit risks of a particular borrower;

•	changes in economic and industry conditions;

•	the duration of the loan; and

•	in the case of a collateralized loan, uncertainties as to the future value of the collateral.

Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. In addition, consumer loans typically have shorter terms and lower balances with higher yields compared to real estate mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

Our financial condition and results of operations will be adversely affected if our allowance for loan losses is not sufficient to absorb actual losses.

     There is no precise method of predicting loan losses. We can give no assurance that our allowance for loan losses is or will be sufficient to absorb actual loan losses. Excess loan losses could have a material adverse effect on our financial condition and results of operations. We attempt to maintain an appropriate allowance for loan losses to provide for estimated losses in our loan portfolio. We periodically determine the amount of the allowance for loan losses based upon consideration of several factors, including:

•	a regular review of the quality, mix and size of the overall loan portfolio;

•	historical loan loss experience;

•	evaluation of non-performing loans;

•	assessment of economic conditions and their effects on our existing portfolio; and

•	the amount and quality of collateral, including guarantees, securing loans.

Our financial condition may be adversely affected if we are unable to attract sufficient deposits to fund our anticipated loan growth.

     We fund our loan growth primarily through deposits. To the extent that we are unable to attract and maintain sufficient levels of deposits to fund our loan growth, we would be required to raise additional funds through public or private financings. We can give no assurance that we would be able to obtain these funds on terms that are favorable to us.

We could experience significant difficulties and complications in connection with our growth and acquisition strategy.

     FNB has grown through acquisitions significantly over the last few years and may seek to continue to grow by acquiring financial institutions and branches as well as non-depository entities engaged in permissible activities for its financial institution subsidiaries. However, the market for acquisitions is highly competitive. FNB may not be as successful in the future as it has been in the past in identifying financial institution and branch acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.

     As part of this acquisition strategy, FNB may acquire additional banks and non-bank entities that it believes provide a strategic fit with its business. To the extent that FNB is successful with this strategy, FNB cannot assure you that it will be able to manage this growth adequately and profitably. For example, acquiring any bank or non-bank entity will involve risks commonly associated with acquisitions, including:

•	potential exposure to unknown or contingent liabilities of banks and non-bank entities FNB acquires;

•	exposure to potential asset quality issues of acquired banks and non-bank entities;

•	potential disruption to FNB’s business;

•	potential diversion of the time and attention of FNB’s management; and

•	the possible loss of key employees and customers of the banks and other businesses FNB acquires.

     In addition to acquisitions, FNB’s banking subsidiary may expand into additional communities or attempt to strengthen its position in its current markets by undertaking additional de novo branch openings. Based on its experience, FNB believes that it generally takes up to three years for new banking facilities to achieve operational profitability due to the impact of organizational and overhead expenses and the start-up phase of generating loans and deposits. To the extent that FNB’s banking subsidiary undertakes additional de novo branch openings, it is likely to continue to experience the effects of higher operating expenses relative to operating income from the new banking facilities, which may have an adverse effect on FNB’s net income, earnings per share, return on average stockholders’ equity and return on average assets.

     FNB may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to its overall operations. Following each acquisition, FNB must expend substantial resources to integrate the entities. The integration of non-banking entities often involves combining different industry cultures and business methodologies. The failure to integrate successfully the entities FNB acquires into its existing operations may adversely affect its results of operations and financial condition.

We could be adversely affected by changes in the law, especially changes in the regulation of the banking industry.

     FNB and its subsidiaries operate in a highly regulated industry and are subject to supervision and regulation by several governmental agencies, including, among others, the Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. Regulations are generally intended to provide protection for depositors and customers rather than for investors. We are subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Changes in regulation could adversely affect the banking and financial services industry as a whole and could limit our growth and the return to investors by restricting such activities as:

•	the payment of dividends;

•	mergers with or acquisitions by other institutions;

•	investments;

•	loans and interest rates;

•	the provision of securities, insurance or trust services; and

•	the types of non-deposit activities in which our financial institution subsidiaries may engage.

In addition, legislation may change present capital requirements, which could restrict our activities and require us to maintain additional capital.

Our results of operations could be adversely affected due to significant competition.

     We may not be able to compete effectively in our markets, which could adversely affect our results of operations. The banking and financial service industry in each of our market areas is highly competitive. The competitive environment is a result of:

•	changes in regulation;

•	changes in technology and product delivery systems; and

•	the accelerated pace of consolidation among financial services providers.

     We compete for loans, deposits and customers with various bank and non-bank financial service providers, many of which are larger in terms of total assets and capitalization, have greater access to the capital markets and offer a broader array of financial services than do we. Competition with such institutions may cause us to increase our deposit rates or decrease our interest rate spread on loans we originate.

Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.

     We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. As a financial holding company, FNB seeks to maintain capital sufficient to meet the “well capitalized” standard set by regulators. FNB anticipates that its current capital resources will satisfy its capital requirements for the foreseeable future. FNB may at some point, however, need to raise additional capital to support continued growth, whether such growth occurs internally and through acquisitions.

     FNB’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to expand our operations through internal growth and acquisitions could be materially impaired.

Adverse economic conditions in our market area may adversely impact our results of operations and financial condition.

     The majority of our business is concentrated in western Pennsylvania and eastern Ohio, which are traditionally slower growth markets than other areas of the United States. As a result, our loan portfolio and results of operations may be adversely affected by factors that have a significant impact on the economic conditions in this market area. The local economies of this market area historically have been less robust than the economy of the nation as a whole and may not be subject to the same fluctuations as the national economy. Adverse economic conditions in our market area, including the loss of certain significant employers, could reduce our growth rate, affect our borrowers’ ability to repay their loans and generally affect our financial condition and results of operations. Furthermore, a downturn in real estate values in the market area of FNB’s banking subsidiary could cause many of its loans to become inadequately collateralized.

Certain provisions of FNB’s Articles of Incorporation and By-laws and Florida law may discourage takeovers.

     FNB’s articles of incorporation and by-laws contain certain anti-takeover provisions that may discourage or may make more difficult or expensive a tender offer, change in control or takeover attempt that is opposed by FNB’s board of directors. In particular, FNB’s articles of incorporation and by-laws:

•	classify its board of directors into three classes, so that stockholders elect only one-third of its board of directors each year;

•	permit stockholders to remove directors only for cause;

•	do not permit stockholders to take action except at an annual or special meeting of stockholders;

•	require stockholders to give FNB advance notice to nominate candidates for election to its board of directors or to make stockholder proposals at a stockholders’ meeting;

•	permit FNB’s board of directors to issue, without stockholder approval unless otherwise required by law, preferred stock with such terms as its board of directors may determine; and

•	require the vote of the holders of at least 75% of its voting shares for stockholder amendments to its by-laws.

     Under Florida law, the approval of a business combination with a stockholder owning 10% or more of the voting shares of a corporation requires the vote of holders of at least 2/3 of the voting shares not owned by such stockholder, unless the transaction is approved by a majority of the corporation’s disinterested directors. In addition, Florida law generally provides that shares of a corporation that are acquired in excess of certain specified thresholds will not possess any voting rights unless the voting rights are approved by a majority vote of the corporation’s disinterested stockholders.

     These provisions of FNB’s articles of incorporation and by-laws and of Florida law could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of FNB’s stockholders may consider such proposals desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of FNB’s board of directors. Moreover, these provisions could diminish the opportunities for stockholders to participate in certain tender offers, including tender offers at prices above the then-current market price of FNB’s common stock, and may also inhibit increases in the trading price of FNB’s common stock that could result from takeover attempts.

Loss of members of FNB’s executive team could have a negative impact on its business.

     FNB’s success is dependent, in part, on the continued service of its executive officers. The loss of the service of one or more of these executive officers could have a negative impact on FNB’s business because of their skills, relationships in the banking community and years of industry experience, and the difficulty of promptly finding qualified replacement executive officers.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference a number of forward-looking statements regarding our financial condition, results of operations, earnings outlook, business and prospects. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

     The forward-looking statements involve certain risks and uncertainties. Our ability to predict results or the actual effects of our plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors,” as well as the following:

•	the businesses of FNB and an acquired company may not be integrated successfully or the integration may be more difficult, time-consuming or costly than anticipated;

•	expected revenue synergies and cost savings from any such acquisition may not be realized within the expected time frame or at all;

•	revenues may be lower than expected following any such acquisition;

•	deposit attrition, operating costs, loss of customers and business disruption, including, without limitation, difficulties in maintaining relationships with our employees, customers or suppliers may be greater than anticipated following any such acquisition;

•	the necessary regulatory and other approvals for any such acquisition may not be obtained on acceptable terms, on the anticipated schedule or at all;

•	competitive pressure among financial services companies is intense;

•	general economic conditions may be less favorable than expected;

•	political conditions and related actions by the United States military abroad may adversely affect economic conditions as a whole;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	legislation or changes in the regulatory environment may adversely affect our businesses; and

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect our businesses.

     Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus.

     All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

FNB FINANCIAL SERVICES, LP AND FNB

     FNB Financial Services, LP is a wholly-owned indirect finance subsidiary of FNB formed to issue, administer and repay the new notes, and to perform all other necessary or appropriate actions attendant to the issuance, administration or repayment of the new notes. The address of FNB Financial Services, LP is Suite 202, 103 Foulk Road, Wilmington, Delaware, 19803, and its telephone number is (302) 691-6337.

     FNB Financial Services, LP is a limited purpose finance subsidiary formed on December 8, 2004. Its sole General Partner is Regency Consumer Financial Services Inc., a Delaware corporation formed on November 9, 2004 as a wholly-owned subsidiary of FNB, and its sole limited partner is FNB Consumer Financial Services Inc., a Delaware corporation formed on November 9, 2004 as a wholly-owned subsidiary of FNB. None of these entities has any material assets or operations, and FNB Financial Services, LP, is dependent upon arrangements with FNB and Regency Finance for the funds necessary to pay the principal and interest on the new notes and the expenses of the offer of new notes. Also, under the terms of the limited partnership agreement, the General Partner cannot be held responsible for principal or interest on the new notes. The principal source of cash for FNB is dividends from its subsidiaries. FNB also has approved lines of credit with several major domestic banks, which were unused as of March 31, 2006.

     Separate financial statements of FNB Financial Services, LP are not required by applicable accounting requirements to be included in this prospectus because FNB Financial Services, LP is an indirect wholly owned finance subsidiary of FNB, and FNB has fully and unconditionally guaranteed the new notes. There are no material restrictions on FNB Financial Services, LP’s ability to distribute dividends to FNB, or prohibiting loans or advances to FNB by FNB Financial Services, LP.

     FNB was formed in 1974 and at May 31, 2006 is a $6 billion financial services holding company headquartered in Hermitage, Pennsylvania. FNB provides a broad range of financial services to its customers through its community banking, wealth management, insurance, consumer finance and other operations. FNB’s main office is located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, and its telephone number is (724) 981-6000.

     A brief description of FNB’s four business segments through which it conducts its business follows:

     Community Banking

     First National Bank of Pennsylvania has 153 full service banking offices in Pennsylvania and Ohio. It offers services traditionally offered by full-service commercial banks, including commercial and individual demand, savings and time deposit accounts, and commercial, mortgage and individual installment loans. First National Bank of Pennsylvania also has four loan production offices in Florida which were opened to supplement the modest growth in FNB’s core markets.

     Wealth Management

     Wealth Management delivers comprehensive wealth management services to individuals, corporations and retirement funds as well as existing customers of Community Banking. FNB’s trust subsidiary, First National Trust Company, provides a broad range of personal and corporate fiduciary services, including the administration of decedent and trust estates. As of March 31, 2006, the market value of trust assets under management totaled approximately $1.4 billion. FNB’s Wealth Management segment also includes two other wholly-owned subsidiaries. First National Investment Services Company, LLC offers a complete array of investment products and services through a networking relationship with a third party licensed brokerage firm. F.N.B. Investment Advisors, Inc., an investment advisor registered with the SEC, offers objective investment programs featuring mutual funds, annuities, stocks and bonds.

     Insurance

     FNB’s Insurance segment operates principally through First National Insurance Agency, LLC (“FNIA”). FNIA is a full service agency offering all lines of commercial and personal insurance through major carriers to businesses and individuals primarily within FNB’s geographic markets. In addition, FNB’s Insurance segment includes a reinsurance subsidiary, Penn-Ohio Life Insurance Company, which underwrites, as a reinsurer, credit life and accident and health insurance sold by FNB’s lending subsidiaries.

     Consumer Finance

     Regency Finance, FNB’s consumer finance subsidiary, has 23 branch offices in Pennsylvania, 15 offices in Ohio and 16 offices in Tennessee, and principally makes personal installment loans to individuals and purchases installment sales finance contracts from retail merchants.

THE LIMITED PARTNERSHIP AGREEMENT

     FNB Financial Services, LP was formed to issue, administer and repay the Partnership notes, as well as to perform any other actions necessary or appropriate to effectuate the issuance, administration and repayment of such notes. The term of the partnership is perpetual unless earlier dissolved and terminated pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Act”) or any provision of the limited partnership agreement.

     The General Partner’s Powers and Duties

     Regency Consumer Financial Services, Inc., a wholly-owned subsidiary of FNB (the “General Partner”), is the general partner of FNB Financial Services, LP, and as such has all the rights, powers and restrictions which may be possessed by a general partner under Delaware law as are necessary to manage and carry on the business of FNB Financial Services, LP. Those rights and powers include, but are not limited to, the right and power to:

•	issue, administer and repay the Partnership notes;

•	manage the day-to-day operations of FNB Financial Services, LP;

•	incur and pay reasonable expenses with respect to the conduct and operation of the partnership business, including expenses in connection with the registration, administration and repayment of securities, and expenses for accounting, legal, appraisal, investment advice, clerical and other services;

•	perform any reasonable act in furtherance of the partnership business; and

•	render periodic reports to the partners with respect to the operations of the partnership.

     The General Partner owes no duties to FNB Financial Services, LP or the other partner, other than as expressly stated in the limited partnership agreement and as required by the implied contractual covenant of good faith and fair dealing. In addition, the General Partner will comply with all the obligations imposed upon it, and will cause FNB Financial Services, LP to comply with all obligations imposed upon FNB Financial Services, LP by the 2005 Indenture. Nothing in the limited partnership agreement gives any person other than the parties thereto, and their successors thereunder and the trustee and the holders of the Partnership notes, which are expressly made third party beneficiaries of the limited partnership agreement, any benefit or any right, remedy or claim; provided, however, that any benefit, right, remedy or claim of the trustee and the holders of the Partnership notes shall be enforceable only as provided by the 2005 Indenture. In no event will the General Partner be liable to pay the principal of, or the interest on, the Partnership notes.

     The General Partner’s Compensation, Exculpation and Indemnification

     The General Partner is allowed reasonable compensation for services rendered to FNB Financial Services, LP, and is entitled to reimbursement for any reasonable expenses paid by it arising out of the business of FNB Financial Services, LP. No partner is liable to FNB Financial Services, LP or any other partner for any loss, damage or claim incurred by reason of any act or omission performed or omitted to be performed by such person, except that a partner may be held liable for any such loss, damage or claim incurred by reason of such partner’s bad faith violation of the implied contractual covenant of good faith and fair dealing. FNB Financial Services, LP shall, to the fullest extent permitted by law, indemnify any partner who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such partner is a partner of FNB Financial Services, LP, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such partner in connection with such action, suit or proceeding; however, FNB Financial Services, LP may not indemnify any partner for a bad faith violation of the implied covenant of good faith and fair dealing. Expenses incurred in defending an action, suit or proceeding may be paid by FNB Financial Services, LP in advance of its final disposition, upon receipt of an undertaking by or on behalf of a partner to repay such amount unless it shall ultimately be determined that such partner is entitled to be indemnified by FNB Financial Services, LP.

     Distributions to the Partners

     Generally, although distributions to the partners are not expected, the General Partner may distribute cash flow, from time to time, to the partners in proportion to the total number of units owned by each partner as compared to the total number of units owned by all of the partners, provided that the General Partner has adequately funded working capital reserves to meet the anticipated future liabilities of FNB Financial Services, LP.

     Termination, Liquidation and Winding Up of the Partnership

     FNB Financial Services, LP will dissolve upon the earliest of the following events:

•	the unanimous written consent of all partners;

•	the sale, transfer or other disposition of all or substantially all of its assets;

•	the withdrawal of the sole General Partner, unless FNB Financial Services, LP is continued in accordance with the limited partnership agreement;

•	upon entry of a decree of judicial dissolution; or

•	if there are no limited partners of FNB Financial Services, LP, unless its business is continued in accordance with the Act.

     Upon the occurrence of any of these events, FNB Financial Services, LP will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and partners, and no partner may take any action that is inconsistent with, or not necessary to or appropriate for, winding up the partnership business and affairs. The General Partner, or if there is no General Partner, the limited partner shall be responsible for overseeing the winding up of FNB Financial Services, LP, shall take full account of FNB Financial Services, LP’s assets and liabilities, and shall apply and distribute the assets in kind or distribute the proceeds therefrom in the following order and priority:

•	first, to the satisfaction (whether by payment or the reasonable provision of payment thereof) of the expenses of liquidation and the expenses, debts and liabilities of FNB Financial Services, LP, excluding any loans or advances that may have been made by any partner to FNB Financial Services, LP;

•	second, to the repayment of any loans or advances that may have been made by any partner to FNB Financial Services, LP; and

•	third, the balance to the partners in proportion to their respective positive capital account balances.

     Miscellaneous

     The limited partnership agreement is governed by and to be construed in accordance with the laws of the State of Delaware, and is binding upon the parties thereto and their respective heirs, executors, successors, assigns and personal representatives.

     The limited partnership agreement may be amended by the General Partner to: (a) reflect the disposition by a limited partner of all or any part of such limited partner’s units; (b) reflect the substitution or addition of a person becoming a limited partner; or (c) cure any ambiguity or correct or supplement any provision therein which may be inconsistent with any other provision therein. All other amendments to the limited partnership agreement shall require the unanimous written consent of the partners.

THE AGENCY AGREEMENT

     Pursuant to the Agency Agreement, FNB Financial Services, LP appointed Regency Finance and its wholly-owned subsidiary, Citizens Financial, as paying agent and selling agent for the Partnership notes.

     Paying Agent

     As the paying agent, Regency Finance and Citizens Financial are required to: (i) give the trustee notice of any default by FNB Financial Services, LP or FNB in the making of any payment of principal or interest on the Partnership notes; and (ii) at any time during the continuance of any such default, upon the written request of the trustee, promptly pay to the trustee all sums held in trust by the paying agent.

     Sales Agent

     As the sales agent, Regency Finance and Citizens Financial are limited to performing the functions, and have the duties and obligations, set forth in this prospectus under the headings “Plan of Distribution” and “The Agency Agreement.” FNB Financial Services, LP is required to deliver to the sales agent copies of this prospectus, together with any and all amendments or supplements thereto, for distribution by the sales agent to prospective purchasers of the new notes.

     Compensation and Indemnification

     Regency Finance and Citizens Financial are generally responsible for the payment of all fees, charges and out-of-pocket expenses incurred by FNB Financial Services, LP and FNB in connection with the offering of new notes, and by Regency Finance and Citizens Financial in performing duties under the Agency Agreement. Regency Finance and Citizens Financial are not compensated for their services under the Agency Agreement. FNB Financial Services, LP and FNB are required to indemnify Regency Finance and Citizens Financial against any and all losses, claims, damages, liabilities and expenses that arise (i) out of, or are based upon, any untrue statement or alleged untrue statement of any material fact as set forth in this prospectus, or (ii) out of an omission or alleged omission from this prospectus of any statement or information necessary to make the statements herein not misleading; provided, however, that neither FNB Financial Services, LP nor FNB will be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement made or furnished in reliance upon and in conformity with written information furnished by Regency Finance and Citizens Financial specifically for use herein; and provided, further, that this indemnity with respect to any untrue statement or omission in this prospectus shall not inure to the benefit of Regency Finance and Citizens Financial on account of any loss, claim, damage or liability arising from the sale of new notes by Regency Finance and Citizens Financial to any person if a copy of this prospectus has not been sent or given by or on behalf of Regency Finance and Citizens Financial to such person at or prior to the written confirmation of the sale of new notes to such person. This indemnity is in addition to any liability which FNB Financial Services, LP or FNB may otherwise have.

     Regency Finance and Citizens Financial are required to indemnify FNB Financial Services, LP and FNB against any and all losses, claims, damages and liabilities arising out of (i) any written information set forth in this prospectus which was furnished by Regency Finance and Citizens Financial, (ii) the failure of Regency Finance and Citizens Financial to deliver a copy of this prospectus to a purchaser of any of the new notes at or prior to written confirmation of the sale of any of the new notes to such purchaser, (iii) Regency Finance and Citizens Financial’s failure to comply with the “blue sky” laws of any jurisdiction or (iv) the agent’s breach of any representation, warranty or covenant contained in the Agency Agreement.

     Miscellaneous

     FNB Financial Services, LP is required to timely prepare and distribute to the holders of the new notes and the Internal Revenue Service (the “IRS”), IRS Forms 1099 and such other forms and reports as may be required pursuant to applicable law. All information necessary to prepare such forms and reports which is held by Regency Finance and Citizens Financial is required to be delivered to FNB Financial Services, LP in a timely fashion so as not to hinder FNB Financial Services, LP in meeting this obligation.

     The Agency Agreement will remain in full force and effect until the earlier of (i) such time as the principal of and interest on all new notes outstanding under the new Indenture shall have been paid, and (ii) the effective date of the resignation or removal of Regency Finance and Citizens Financial as agent in accordance with that agreement.

     Regency Finance and Citizens Financial may resign from, and may be removed from, the performance of all the sales and paying agent duties upon 60 days written notice. No such resignation or removal will take effect until the acceptance of appointment of a successor agent for such duties. Any corporation or association into which Regency Finance and Citizens Financial may be converted or merged, or with which it may be consolidated, or any corporation or association resulting from any such conversion, merger or consolidation to which it is a party, shall be and become the successor agent, invested with all of the rights, powers, trusts, duties and obligations of Regency Finance and Citizens Financial under the Agency Agreement.

     The Agency Agreement constitutes the entire agreement among the parties with respect to its subject matter, and any prior agreements or understandings between any of the parties to that agreement relating to that subject matter are superceded to the extent inconsistent with the Agency Agreement; provided, however, that for purposes of clarity, the Agency Agreement dated as of January 1, 1994 by and between FNB and Regency Finance Company, as agent, with respect to Regency Finance’s service as paying and sales agent for the FNB notes, shall continue in full force and effect except as modified by the Agency Agreement. The Agency Agreement is solely for the benefit of the parties thereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue thereof. The Agency Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns.

DESCRIPTION OF THE NOTES

     General

     We issue the new notes under the 2005 Indenture. The FNB notes are issued under the Indenture dated as of May 15, 1992, by and between FNB and J.P. Morgan Trust Company, National Association, successor trustee to Northern Central Bank, as trustee (the “1992 Indenture”, and together with the 2005 Indenture, the “Indentures”). The material terms, provisions and covenants contained in the notes and the two similar Indentures are described below.

     The notes are subordinate in right of payment to our senior indebtedness, as described below under “-General Provisions Applicable to All Notes-Subordination.” The Indentures do not limit our incurrence of senior indebtedness or any other debt, secured or unsecured, nor do they contain any terms which would afford protection to holders of the notes issued thereunder in the event we undergo a recapitalization, change in control, highly leveraged transaction or restructuring.

     The Partnership notes are similar to the FNB notes, except that:

•	the Partnership notes are issued by FNB Financial Services, LP, an indirect wholly-owned subsidiary of FNB, and are fully and unconditionally guaranteed by FNB;

•	FNB Financial Services, LP may redeem each series of the Partnership notes in whole or in part, pro rata, by lot or in any other equitable fashion, while each series of the FNB notes issued prior to Series 2003 are not partially redeemable by FNB, and each series of the Series 2003 FNB notes may be partially redeemed only pro rata.

     New term notes are different from FNB notes and Series 2005 notes in that they are available in the additional maturities of 4, 5, 7, 8, 10, 11, 13, 14, 16, 17, 19, 20, 22 and 23 months.

     Because FNB is a holding company, its rights and the rights of its creditors, to participate in the distribution of the assets of any of its subsidiaries upon liquidation, dissolution or reorganization of a subsidiary will be subject to the prior claims of its subsidiaries’ creditors (including depositors in its bank subsidiary), except to the extent that FNB may itself be a creditor with recognized claims against the subsidiary.

     The following information describes the material terms and conditions of the notes. The terms of the notes include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended as in effect on the dates of the Indentures. The notes are subject to all such terms, and we refer you to the Indentures and the Trust Indenture Act for a statement of those terms.

     Term Notes

     We are offering new term notes with maturities of 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 27, 30, 36, 48, 60, 84 and 120 months. We will determine the rate of interest payable on such new term notes, which will vary from time to time. The minimum principal amount for which new term notes are offered is $500, and we may from time to time offer new term notes with higher interest rates if higher minimum purchase amounts are met. The rate of interest at the time of purchase will be the rate payable throughout the original term of a term note.

     Interest on the term notes will accrue daily. You may elect to have the interest on any term note paid monthly or quarterly by check mailed to you or compounded quarterly at the rate of the term note.

     Automatic Renewal of Term Notes

     Not later than 15 days before the maturity of a term note, we will send you a renewal notice by first-class mail. The renewal notice will advise you of the term and maturity date of the term note and the interest rate being paid on the term note. The notice will also state that you may elect, at any time prior to the fifth day following the maturity date, to redeem the term note effective as of its maturity, without penalty. The notice will provide a telephone number that you may call to obtain current interest rate information at the time of the term note’s maturity, and will be accompanied by any applicable supplement to this prospectus, or any other prospectus that is then in effect relating to the term notes.

     Unless you notify us in writing prior to the fifth day following a term note’s maturity that you elect to have the term note redeemed, the term note will automatically be renewed for an additional term, equal in duration to its original term, at the rate of interest then in effect for term notes of comparable maturity. All of the other terms and conditions applicable to a term note when issued will also apply during each renewal term. As a result of this automatic renewal feature, each term note is in effect a perpetual security that will remain outstanding until either you elect to have the note redeemed or we elect to redeem it. See “Redemption of Term Notes at Option of Holder” immediately below and “General Provisions Applicable to All Notes - Optional Redemption by Us.”

     Term notes may automatically renew on short notice, so holders of term notes should not rely on receipt of notice before obtaining a current prospectus and supplement and making a decision on whether to allow such term notes to renew. Failure to provide timely notice of redemption will result in automatic renewal of term notes, and redemption after renewal but prior to the new maturity date will result in an interest rate penalty.

     Holders of term notes must provide timely notice of their intent to redeem at maturity, in person or by mail to any of our Regency Finance or Citizens Financial offices in Ohio, Pennsylvania and Tennessee. Holders of term notes may provide notice of intent to redeem at any time prior to maturity, including at the time of the original purchase of a term note.

     Redemption of Term Notes at Option of Holder

     You may at any time elect to have us redeem a term note, in whole or in part, provided that a partial redemption may not reduce the principal amount of the term note below $500 and that you will be subject to forfeiting some of the interest paid or payable on the term note if you redeem a term note prior to its maturity, as follows:

•	if you elect to have a term note with a maturity of 12 months or less redeemed prior to maturity, you will forfeit three months of interest earned, or that could have been earned, on the amount redeemed;

•	if you elect to have a term note with a maturity of between 13 and 30 months redeemed prior to maturity, you will forfeit six months of interest earned, or that could have been earned, on the amount redeemed; and

•	if you elect to have a term note with a maturity of in excess of 30 months redeemed prior to maturity, you will forfeit nine months of interest earned, or that could have been earned, on the amount redeemed.

     These forfeiture provisions will apply regardless of the length of time that you have owned the term note prior to electing to have it redeemed. If necessary, we will deduct interest already paid to you from the amount redeemed.

     Term notes may be redeemed before maturity without forfeiture of interest upon the death of the holder or if the holder is determined to be legally incompetent, as determined by a court with appropriate jurisdiction. We may require you to give us no less than 30 days prior written notice, by first class mail, of an election to redeem a term note prior to its maturity. You must specify in the notice the principal amount of the term note to be redeemed and the redemption date.

     Daily Notes

     We will issue new daily notes in the minimum original principal amount of $50. Except for FNB daily notes and so-called “5% notes” discussed below, you may increase or decrease the principal amount of a daily note by making additional purchases or partial redemptions. Each partial redemption must be in the minimum amount of $50 and may not reduce the principal amount of the daily note below $50. At your request, we will record on the daily note register any adjustments to the principal amount effected through additional purchases or partial redemptions.

     If you redeem a daily note in full, you must surrender the daily note to us and we will then pay you the outstanding principal amount thereof, together with any accrued but unpaid interest. We may require you to give us at least 30 days prior written notice, by first class mail, of your election to have the daily note redeemed. You must specify in the notice the principal amount of the daily note to be redeemed and the redemption date.

     We will determine the interest rates payable on the daily notes. The interest rate may increase or decrease on a monthly basis. The interest rate, once adjusted, will be effective on the first day of the following month and will remain in effect until next adjusted by us. Interest will be accrued daily and compounded quarterly.

     One series of FNB daily notes has a guaranteed interest rate of at least 5%, and the holders of these “5% notes” have long been prohibited from increasing the principal amounts of these notes. Series 2005 daily notes which were exchanged for outstanding 5% notes also have a guaranteed interest rate of at least 5%, and holders of Series 2005 5% notes also are not able to increase the principal amounts outstanding under these notes. 5% notes are no longer being offered.

     Special Daily Notes

     The special daily notes have terms substantially identical to the terms of the daily notes, with the following exceptions:

•	we may from time to time establish minimum investments that may be made in the special daily notes;

•	at the time of sale of a special daily note, we may establish a minimum principal amount with respect to which a holder may elect to have the special daily note redeemed; and

•	the interest rates payable on special daily notes will generally exceed the interest rates payable on daily notes.

     The Guaranty of the Partnership Notes

     Pursuant to the Guaranty, FNB irrevocably, absolutely and unconditionally guarantees to the holders of Partnership notes and the trustee: (a) the full and prompt payment of the principal and interest of all of the Partnership notes, and all other amounts owing to the holders of Partnership notes by FNB Financial Services, LP, when and as the same shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration, or otherwise, and (b) the full and prompt performance and observance by FNB Financial Services, LP and the General Partner of the covenants and agreements required to be performed or observed by each of them under the terms of the Partnership notes and the 2005 Indenture. Each holder of a Partnership note and the trustee may sue FNB directly upon such principal, interest and other amounts becoming so due and payable.

     The guaranteed obligations are absolute and unconditional and will remain in full force and effect until the entire principal, interest and all other sums due to the holders of Partnership notes and the trustee pursuant to the Partnership notes or the 2005 Indenture shall have been fully and finally paid and such guaranteed obligations shall not be affected, modified or impaired upon the happening from time to time of any event or condition. In order to hold FNB liable under the Guaranty, any holder of any Partnership note or the trustee is not required to resort first for payment to FNB Financial Services, LP or any other person. All rights of the holders of Partnership notes under those notes, and of the holders of Partnership notes and the trustee under the 2005 Indenture and the Guaranty, will be transferred upon the valid transfer of those Partnership notes on the books of FNB Financial Services, LP.

     Each of the rights and remedies granted under the Guaranty to each holder of Partnership notes and the trustee may be exercised by a holder of Partnership notes and the trustee without notice to, the consent of or any other action by, any other holder of Partnership notes or the trustee, subject to the terms of the 2005 Indenture. Each holder of Partnership notes and the trustee may proceed to protect and enforce the Guaranty by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained in the Guaranty or in execution or aid of any power granted in the Guaranty, subject to the terms of the 2005 Indenture; or for the recovery of judgment for the guaranteed obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law, subject to the terms of the 2005 Indenture.

     If FNB is required to make any payment to any holder of Partnership notes or the trustee pursuant to the Guaranty, FNB shall, in addition to that payment, pay to that holder or the trustee such further amount as is sufficient to cover the reasonable costs and expenses of collection of the holder or the trustee incurred in connection with the evaluation and enforcement of any rights under the Guaranty.

     To the extent of any payments made under the Guaranty, FNB shall be subrogated to the rights of the holders of Partnership notes or the trustee receiving those payments, but FNB agrees that its right of subrogation is subordinate to the rights of any holder of Partnership notes or the trustee for which full payment has not been made or provided for and, to that end, FNB agrees not to claim or enforce its right of subrogation or any right of setoff or any other right which may arise on account of any payment made by FNB in accordance with the Guaranty unless and until all of the Partnership notes and all other sums due or payable under the Guaranty have been fully paid and discharged. The Guaranty is binding upon FNB, the holders of Partnership notes and the trustee, and their respective successors and assigns.

     General Provisions Applicable to All Notes

     Optional Redemption by Us

     Under each Indenture, the daily notes and the special daily notes not otherwise designated as a separate series by year each constitute a separate series, and the term notes of each maturity not otherwise designated as a separate series by year also each constitute a separate series of the notes. We have the right, at our option, to redeem, in full or partially, any or all series of Partnership notes at any time. Each series of FNB notes issued prior to Series 2003 cannot be partially redeemed. Any partial redemption of a series of FNB notes in accordance with their terms must be made ratably on all FNB notes of the particular series being partially redeemed, while any partial redemption of Partnership notes of a particular series may be made ratably or by lot or in any other equitable fashion. Interest on the notes will continue to accrue until the date of redemption and no premium will be paid in connection with a redemption. We will give you at least 30 days prior written notice by first class mail of each redemption, specifying, among other things, the principal amount of a note to be redeemed and the redemption date. Once we notify you of a redemption, the principal amount of the note specified in such notice, together with accrued and unpaid interest to the redemption date, will become due and payable on the redemption date.

     Subordination

     The indebtedness evidenced by the notes is subordinate to the prior payment when due of the principal of and interest on all of our senior indebtedness. Upon the maturity of any senior indebtedness, payment in full must be made on such senior indebtedness before any payment is made on or in respect of the notes. During the continuance of any default in payment of principal of (or premium, if any) or interest or sinking fund on any senior indebtedness, or any other event of default with respect to senior indebtedness pursuant to which the holders thereof have accelerated the maturity thereof, no direct or indirect payment may be made or agreed to be made by us on or in respect of the notes. Upon any distribution of our assets in any dissolution, winding up, liquidation or reorganization, payment of the principal of and interest on the notes will be subordinated, to the extent and in the manner set forth in each Indenture, to the prior payment in full of all senior indebtedness. The Indentures do not limit our ability to increase the amount of senior indebtedness or to incur any additional indebtedness in the future that may affect our ability to make payments under the notes. Except as described above, our obligation to make payment of principal or interest on the notes will not be affected. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of ours may recover more, ratably, than holders of the notes.

     For purposes of the Partnership notes, “senior indebtedness” means indebtedness of FNB Financial Services, LP or FNB outstanding at any time, other than indebtedness of FNB Financial Services, LP or FNB to each other or to a subsidiary for money borrowed or advanced from the other or from any such subsidiary or indebtedness which by its terms is not superior in right of payment to the Partnership notes, provided, however, that for purposes of clarity, the obligations of FNB under the Guaranty with respect to the indebtedness represented by the Partnership notes shall be pari passu with the indebtedness of FNB under the 1992 Indenture. For purposes of the new notes, “indebtedness” means (1) any debt of FNB Financial Services, LP (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities; (2) any debt of others described in the preceding clause (1) which FNB Financial Services, LP has guaranteed or for which it is otherwise liable; and (3) any amendment, renewal, extension or refunding of any such debt.

     Defaults and Remedies

     The term “events of default” when used in either Indenture means any one of the following:

•	our failure to pay interest that continues for 30 days, or failure to pay principal of (or premium, if any, on) any of the notes when due (whether or not prohibited by the subordination provisions);

•	our failure to perform any other covenant or breach of any warranty that continues for 60 days after we receive written notice of such failure or breach;

•	the default under any instrument governing indebtedness of us or any subsidiary for money borrowed or guaranteed that constitutes a failure to pay principal in an aggregate principal amount exceeding $1,000,000 or that has resulted in an aggregate principal amount of at least $1,000,000 becoming or being declared due prior to its stated maturity, and which default is not cured within 30 days after we receive written notice thereof, and

•	certain events of bankruptcy, insolvency or reorganization involving us or certain of our subsidiaries.

     Each Indenture provides that the trustee shall, within 90 days after the occurrence of a default, mail to holders of notes notice of all uncured events of default, excluding grace periods, known to it. Except in the case of default in the payment of principal of or interest on any of the notes, the trustee will be protected in withholding notice of default if it in good faith determines that the withholding of such notice is in the interest of the holders.

     If an event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of any series of the notes then outstanding, by notice in writing to us (and to the trustee if given by the holders), may declare the principal of and all accrued interest on all the notes of such series to be due and payable immediately. The holders of a majority in principal amount of such series of notes may rescind such declaration if (1) we have paid or deposited with the trustee a sum sufficient to pay all overdue interest on such series of notes and principal of (and premium, if any, on) any notes which have become due otherwise than by such declaration of acceleration and (2) all existing events of default have been cured or waived.

     Defaults (except, unless cured, a default in payment of principal of or interest on the notes or a default with respect to a provision which cannot be modified under the terms of the Indenture without the consent of each holder affected) may be waived by the holders of a majority in principal amount of a series of notes (with respect to such series) upon the conditions provided in the applicable Indenture.

     Each Indenture requires us to file periodic reports with the trustee as to the absence of defaults.

     Our directors, officers, employees and shareholders, as such, will not have any liability for any of our obligations under the notes or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the notes.

     Consolidation, Merger, Conveyance, Transfer or Lease

     We may not consolidate with, merge into, or transfer or lease substantially all of our assets to, any other corporation unless the successor corporation assumes all of our obligations under the Indentures and the notes and certain other conditions are met. Thereafter all of our such obligations will terminate and the successor corporation formed by such consolidation or into which we are merged or to which such transfer or lease is made will succeed to all of our rights, powers and obligations under the Indentures.

     Each Indenture prohibits the issuance, sale, assignment, transfer or other disposition of shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, a subsidiary, or any successors, or mergers or consolidations involving a subsidiary, or sales or transfers of assets substantially as an entirety by any subsidiary. We may, with respect to any subsidiary that is not a principal member bank, (1) dispose of any shares of stock or (2) issue shares of stock or permit a merger, consolidation or sale or lease of assets if the consideration received at least equals the fair value of the shares or assets transferred and either our pro rata interest in the subsidiary is maintained or we own no shares of the subsidiary immediately after the transaction. The Indentures do not prohibit such dispositions if made in compliance with any order of the court or regulatory authority or made as a condition imposed by a court or authority to the acquisition by us of any entity, or if the proceeds are, within 270 days, or such longer period of time as may be necessary to obtain requisite regulatory approvals, to be invested in a subsidiary (including any entity which upon such investment becomes a subsidiary) engaged in a business legally permissible for bank holding companies.

     Service Charges

     FNB Financial Services, LP may require payment of a service charge along with a sum sufficient to cover any tax or governmental charge payable in connection with any transfer of the new notes. We will charge a fee of $25.00 per hour to research prior transactions relating to the notes, and a fee of $0.25 per page for any copies of documents we furnish in response to a holder’s request.

     Modification of the Indentures

     We and the trustee may supplement or amend each Indenture under certain specified circumstances, without the consent of any holder, including to cure any ambiguity, to correct or supplement any other provision thereof, to evidence the succession of a successor to us or the trustee, to add to our covenants for the benefit of the holders or provide additional events of default, to secure the notes, or to add any other provisions with respect to matters or questions arising thereunder which we and the trustee deem necessary or desirable and which do not adversely affect the interests of the holders. Otherwise, our rights and obligations and the rights of the holders may be modified by us and the trustee only with the consent of the holders of a majority in principal amount of each series of notes then outstanding.

     Consumer Finance Subsidiary as Our Selling Agent and Paying Agent

     Regency Finance and its wholly-owned subsidiary, Citizens Financial, will act as our selling agent and paying agent. All payments for notes will be made to Regency Finance or Citizens Financial, as our agent, and Regency Finance or Citizens Financial will make all principal and certain interest payments to holders, as our agent.

     Notes Nonnegotiable

     The notes are nonnegotiable and no rights of ownership may be transferred by mere endorsement and delivery of a note to a purchaser. All transfers and assignments of notes may be made only at the offices of Regency Finance or Citizens Financial upon presentation of the note and recordation of such transfer or assignment in our books.

     Orders Subject to Acceptance

     We may reject any order, in whole or in part, for any reason. We anticipate that we would only reject an order if the order was for a large amount of notes relative to our funding requirements. Your order will be irrevocable upon receipt by us. In the event that your order is not accepted, we will promptly refund your funds, without deduction of any costs and without interest. We expect that orders will be refunded within 48 hours after receipt. Once we accept your order, we will promptly deposit the funds into our account.

     Satisfaction and Discharge of Indentures

     Each Indenture will be discharged and cancelled upon payment of all securities issued under that Indenture, including the notes, or upon deposit with the trustee, within not more than one year prior to the maturity of all the outstanding securities issued under an Indenture, of funds sufficient for such payment or redemption.

     The Trustee

     The trustee under each Indenture is J.P. Morgan Trust Company, National Association. Notices to the trustee should be directed to One Oxford Centre, 301 Grant Street, Suite 1100, Pittsburgh, Pennsylvania 15219.

     The holders of a majority in principal amount of all outstanding series of notes issued under each Indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under that Indenture, provided that such direction would not conflict with any rule of law or with the Indenture, would not be prejudicial to the rights of another holder and would not subject the trustee to personal liability. Each Indenture provides that in case an event of default should occur and be known to the trustee (and not be cured), the trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs in the exercise of its power. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under either Indenture at the request of any of the holders unless they shall have offered to the trustee security and indemnity satisfactory to it.

USE OF PROCEEDS

     The total principal amount of new notes we expect to issue in this offering is $350 million. We intend to use the proceeds from the sale of new notes as advances to FNB’s consumer finance subsidiary, Regency Finance, to fund its lending and purchasing activities, and for FNB’s general corporate purposes, including mergers and acquisitions. Pursuant to the Agency Agreement, Regency Finance has agreed to pay the expenses of the offering of new notes, unless otherwise agreed. We will receive no proceeds from the renewal of outstanding notes.

PLAN OF DISTRIBUTION

     We are offering the new notes through bona fide officers and employees of Regency Finance, our consumer finance affiliate, and its wholly-owned subsidiary, Citizens Financial. These officers and employees will not receive any commissions or direct or indirect compensation in connection with the sale of the new notes.

     We will market the new notes through the use of newspaper advertisements and signs in the Regency Finance offices and through the provision of copies of this prospectus to customers who inquire about purchasing the new notes. We will not market any of the new notes through any mass mailings, telephone calls or other personal solicitation.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of material federal income tax consequences to United States holders associated with the ownership and disposition of the notes. The discussion is based upon the Internal Revenue Code of 1986, as amended, United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders which are not United States holders or are subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. This discussion is limited to investors who hold the new notes as capital assets.

     EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER AS A RESULT OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY RELEVANT FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTIONS.

     As used herein, “United States holder” means a beneficial owner of the notes who or that is, for federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial trust decisions, or, if the trust has elected to continue to be treated as a United States person.

     We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. We cannot assure you that the IRS will agree with our positions concerning the tax consequences of the ownership or disposition of the notes or that any such position would be sustained. If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences.

     Interest

     Interest on the notes generally will be taxable to a holder as ordinary income as it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

     Taxable Disposition Of The Notes

     A United States holder will generally recognize gain or loss on the redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the United States holder’s adjusted tax basis in the note. A United States holder’s adjusted basis in a note generally will be the United States holder’s cost therefore. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States holder has held the note for more than one year (or such other holding period as may be required to qualify for long-term capital gain treatment under any future amendments to the Internal Revenue Code). Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses is, in some cases, subject to limitations.

     Backup Withholding

     A United States holder may be subject to a backup withholding tax when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States holder will be subject to this backup withholding tax if such holder is not otherwise exempt and:

•	such holder fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	we are notified the holder has furnished an incorrect TIN;

•	such holder is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	such holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States holder that it is subject to backup withholding.

     United States holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

LEGAL MATTERS

     Charles C. Casalnova, corporate counsel to FNB, has rendered an opinion regarding the validity of the notes covered by this prospectus.

EXPERTS

     The consolidated financial statements of FNB and subsidiaries appearing in FNB’s Annual Report (Form 10-K) for the year ended December 31, 2005, and FNB management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information of FNB for the three-month periods ended March  31, 2006 and March 31, 2005, respectively, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 8, 2006, included in FNB’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

ADDITIONAL INFORMATION

     FNB files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report, statement or other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about the public reference room. Our SEC filings are also available to the public from commercial document retrieval services, at the website maintained by the SEC at www.sec.gov and at our website at www.fnbcorporation.com.

     We have filed a registration statement on Form S-3 to register with the SEC the offer and sale of the notes under this prospectus. This prospectus is part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to “incorporate by reference” certain information in this prospectus, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or a prospectus supplement. This prospectus incorporates by reference FNB’s Annual Report on Form 10-K for the year ended December 31, 2005 (including Exhibit 13, FNB’s 2005 Annual Report to Shareholders, which contains FNB’s audited 2005 financial statements), FNB’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed on May 10, 2006, and FNB’s Forms 8-K filed March 21, 2006, April 20, 2006, May 30, 2006 and June 2, 2006.

     We further incorporate by reference all additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this prospectus and the date the offering of the notes is terminated. These documents contain important information about us.

     Upon written or oral request we will provide, without charge, to each person to whom a prospectus has been delivered, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to the documents, unless the exhibits are specifically incorporated by reference). Your requests for copies should be directed to Shareholder Relations, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148; (800) 555-5455, ext. 4944. These documents are also available at our website at www.fnbcorporation.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following is a reasonably itemized statement of the expenses incurred and estimated to be incurred in connection with the offering of Notes:

Registration fees	$39,590
Trustee’s fees	20,000	*
Printing	32,000	*
Legal	15,000	*
Accounting	10,000	*
Miscellaneous	15,000	*

Total:	$131,590

*Estimates

Item 15. Indemnification of Directors and Officers

     The Delaware Code provides that a limited partnership may, and shall have the power to, indemnify any partner or other person from and against all claims and demands whatsoever.

     FNB Financial Services’ Limited Partnership Agreement provides that it shall indemnify any partner who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such partner is a partner of FNB Financial Services, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such partner in connection with such action, suit or proceeding, if such partner acted in good faith and in a manner such partner reasonably believed to be in or not opposed to the best interests of FNB Financial Services and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Limited Partnership Agreement further provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the partner did not act in good faith and in a manner which the partner reasonably believed to be in or not opposed to the best interests of FNB Financial Services and, with respect to any criminal action or proceeding, had reasonable cause to believe that such partner’s conduct was unlawful.

     Pursuant to its By-laws, the General Partner is required to indemnify any person who was or is an “authorized representative” of the General Partner (which means a director or officer of the General Partner, or a person serving at the request of the General Partner as a director, officer, or trustee, of another General Partner, partnership, joint venture, trust or other enterprise) and who was or is a “party” (which includes the giving of testimony or similar involvement) or is threatened to be made a party to any “third party proceeding” (which means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the General Partner) by reason of the fact that such person was or is an authorized representative of the General Partner, against expenses (which includes attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the General Partner and, with respect to any criminal third party proceedings (which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the authorized representative did not act in good faith and in a manner which said person reasonably believed to be in, or not opposed to, the best interests of the General Partner, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

     Pursuant to its By-laws, the General Partner is also required to indemnify any person who was or is an authorized representative of the General Partner and who was or is a party or is threatened to be made a party to any “corporate proceeding” (which means any threatened, pending or completed action or suit by or in the right of the General Partner to procure a judgment in its favor or investigative proceeding by the General Partner) by reason of the fact that such person was or is an authorized representative of the General Partner, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the General Partner, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the General Partner unless and only to the extent that the Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     To the extent that an authorized representative of the General Partner has been successful on the merits or otherwise in defense of any third party or corporate proceedings or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

     Any indemnification under the provisions of the General Partner’s By-laws summarized above (unless ordered by a court) shall be made by the General Partner only as authorized in the specific case upon a determination that indemnification of the authorized representative is proper in the circumstances because such person has either met the applicable standard of conduct or has been successful on the merits or otherwise and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

     (1) by the Board of Directors of the General Partner by a majority of a quorum consisting of directors who were not parties to such third party or corporate proceedings; or

     (2) if such a quorum is not obtainable, or, even if obtainable, a majority vote of such a quorum so directs, by independent legal counsel in a written opinion; or

     (3) by the stockholders of the General Partner.

     Expenses actually and reasonably incurred in defending a third party or corporate proceeding shall be paid on behalf of an authorized representative by the General Partner in advance of the final disposition of such third party or corporate proceeding upon receipt of an undertaking by or on behalf of the authorized representative to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the General Partner.

     The indemnification of authorized representatives, as authorized by the provisions of the General Partner’s By-laws summarized above, shall (1) not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in other capacities, (2) continue as to a person who has ceased to be an authorized representative, and (3) inure to the benefit of the heirs, executors, and administrators of such a person.

     The Florida Business Corporation Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

•	a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful;

•	a transaction from which the director or officer derived an improper personal benefit;

•	in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s Articles of Incorporation; or

•	willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     F.N.B.’s Articles of Incorporation provide that it shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (whether brought by or in the right of F.N.B. or otherwise), arising out of their service to F.N.B. to another organization at F.N.B.’s request, or because of their positions with us. The Articles further provide that F.N.B. may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him in respect of such service, whether or not F.N.B. would have the power to indemnify him against such liability by law or under the provisions of this paragraph.

     F.N.B.’s Bylaws provide that to the fullest extent permitted by law, none of F.N.B.’s directors shall be personally liable for monetary damages for any action taken, or any failure to take any action.

Item 16. Exhibits and Financial Statement Schedules.

     The following exhibits are filed with this Registration Statement.

Exhibit No.	Description of Exhibit
4.1	Articles of Incorporation of F.N.B. Corporation, as amended (incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed by FNB on June 1, 2001)

4.2	Amended and Restated Bylaws of F.N.B. Corporation (incorporated herein by reference to Exhibit 3.2 to the Form 8-K filed by FNB on March 21, 2006)

4.3	Certificate of Limited Partnership of FNB Financial Services, LP (incorporated herein by reference to Exhibit 4.3 of FNB Financial Services, L.P. and FNB’s Registration Statement on Form S-4, File No. 333-122244)

Exhibit No.	Description of Exhibit
4.4	Agreement of Limited Partnership of FNB Financial Services, LP dated as of December 3, 2004, by and between Regency Consumer Financial Services Inc. and FNB Consumer Financial Services Inc. (incorporated herein by reference to Exhibit 4.4 of FNB Financial Services, L.P. and FNB’s Registration Statement on Form S-4, File No. 333-122244)

4.5	Form of Indenture dated as of ___, 2005, by and among FNB Financial Services, LP, as Issuer, F.N.B. Corporation, as Guarantor, and J.P. Morgan Trust Company, National Association, as Trustee (incorporated herein by reference to Exhibit 4.5 of FNB Financial Services, L.P. and FNB’s Registration Statement on Form S-4, File No. 333-122244)

4.6	Form of FNB Financial Services, LP General Partner Certificate pursuant to the New Indenture (incorporated herein by reference to Exhibit 4.6 of FNB Financial Services, L.P. and FNB’s Registration Statement on Form S-4, File No. 333-122244)

4.6.1	Form of General Partner Certificate pursuant to 2005 Indenture*

4.7	Form of Nonnegotiable Subordinated Term Note, Series 2005, of FNB Financial Services, LP (incorporated herein by reference to Exhibit 4.7 of FNB Financial Services, L.P. and FNB’s Registration Statement on Form S-4, File No. 333-122244)

4.7.1	Form of Nonnegotiable Subordinated Term Note, Series 2006*

4.8	Form of Nonnegotiable Subordinated Daily Note, Series 2005, of FNB Financial Services, LP (incorporated herein by reference to Exhibit 4.8 of FNB Financial Services, L.P. and FNB’s Registration Statement on Form S-4, File No. 333-122244)

4.8.1	Form of Nonnegotiable Subordinated Daily Note, Series 2006*

4.9	Form of Nonnegotiable Subordinated Special Daily Note, Series 2005, of FNB Financial Services, LP (incorporated herein by reference to Exhibit 4.9 of FNB Financial Services, L.P. and FNB’s Registration Statement on Form S-4, File No. 333-122244)

4.9.1	Form of Nonnegotiable Subordinated Special Daily Note, Series 2006*

4.10	Form of FNB Financial Services, LP Letter of Transmittal (incorporated herein by reference to Exhibit 4.10 of FNB Financial Services, L.P. and FNB’s Registration Statement on Form S-4, File No. 333-122244)

4.11	Form of Agency Agreement dated as of ___, 2005, by and among FNB Financial Services, LP, F.N.B. Corporation, as Guarantor, and Regency Finance Company, as Agent (incorporated herein by reference to Exhibit 4.11 of FNB Financial Services, L.P. and FNB’s Registration Statement on Form S-4, File No. 333-122244)

4.12	Form of Guaranty of F.N.B. Corporation dated as of ___ ___, 2005 (incorporated herein by reference to Exhibit 4.12 of FNB Financial Services, L.P. and FNB’s Registration Statement on Form S-4, File No. 333-122244)

Exhibit No.	Description of Exhibit
4.13	Form of Acceptance of Offer for New Notes*

4.14	Form of Indenture dated as of May 15, 1992, by and between F.N.B. Corporation and J.P. Morgan Trust Company, National Association, successor trustee to Northern Central Bank, as trustee (incorporated herein by reference to Exhibit 4.7 of FNB’s Registration Statement on Form S-2, File No. 33-45888)

4.15	First Supplemental Indenture, dated as of January 1, 1994, between FNB and the Trustee (incorporated by reference to Exhibit 4.4 of FNB’s Registration Statement on Form S-3, File No. 33-61367)

4.16	Second Supplemental Indenture, dated as of October 30, 2003, between FNB and the Trustee (incorporated by reference to Exhibit 4.1 of FNB’s Form 8-K filed on October 31, 2003)

4.17	Form of Amended and Restated Officers’ Certificate setting forth the terms of FNB’s Daily Notes (incorporated by reference to Exhibit 4.7 of FNB’s Registration Statement on Form S-3, File No. 333-103902)

4.18	Form of Second Officers’ Certificate, dated March 18, 2003, setting forth the terms of FNB’s Term Notes Series 2003 and Special Daily Notes Series 2003 (incorporated by reference to Exhibit 4.8 of FNB’s Registration Statement on Form S-3, File No. 333-103902)

4.19	Specimen of Outstanding Term Note (incorporated herein by reference to Exhibit 4.2 of FNB’s Registration Statement on Form S-3, File No. 333-103902)

4.20	Specimen of Outstanding Daily Note (incorporated herein by reference to Exhibit 4.2 of FNB’s Registration Statement on Form S-3, File No. 333-74737)

5.1	Opinion of Charles C. Casalnova re: legality (incorporated herein by reference to Exhibit 5.1 of FNB Financial Services, L.P. and FNB’s Registration Statement on Form S-4, File No. 333-122244)

5.2	Opinion of Charles C. Casalnova re: legality*

10.1	Form of agreement regarding deferred payment of directors’ fees by First National Bank of Pennsylvania (incorporated by reference to Exhibit 10.1 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.2	Form of agreement regarding deferred payment of directors’ fees by F.N.B. Corporation (incorporated by reference to Exhibit 10.2 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

Exhibit No.	Description of Exhibit
10.3	Form of Deferred Compensation Agreement by and between First National Bank of Pennsylvania and four of its executive officers (incorporated by reference to Exhibit 10.3 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.4	Employment Agreement between F.N.B. Corporation and Stephen J. Gurgovits (incorporated by reference to Exhibit 10.5 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998)

10.5	Basic Retirement Plan (formerly the Supplemental Executive Retirement Plan) of F.N.B. Corporation effective January 1, 1992 (incorporated by reference to Exhibit 10.9 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.6	F.N.B. Corporation 1990 Stock Option Plan as amended effective February 2, 1996 (incorporated by reference to Exhibit 10.10 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.7	F.N.B. Corporation Restricted Stock Bonus Plan dated January 1, 1994 (incorporated by reference to Exhibit 10.11 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.8	F.N.B. Corporation Restricted Stock and Incentive Bonus Plan (incorporated by reference to Exhibit 10.14 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.9	F.N.B. Corporation 1996 Stock Option Plan (incorporated by reference to Exhibit 10.15 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.10	F.N.B. Corporation Director’s Compensation Plan (incorporated by reference to Exhibit 10.16 of the Corporation’s Form 10-Q for the quarter ended March 31, 1996)

10.11	F.N.B. Corporation 1998 Director’s Stock Option Plan (incorporated by reference to Exhibit 10.14 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998)

10.12	F.N.B. Corporation 2001 Incentive Plan (incorporated by reference to Exhibit 10.1 of the Corporation’s Form S-8 filed on June 14, 2001)

10.13	Termination of Continuation of Employment Agreement between F.N.B. Corporation and Peter Mortensen (incorporated by reference to Exhibit 10.17 of the Corporation’s Form 10-K for the fiscal year ended December 31, 2001)

12	Ratio of Earnings to Fixed Charges*

15.1	Acknowledgement of Ernst & Young LLP dated June 21, 2006 to the Board of Directors and Stockholders of F.N.B. Corporation*

Exhibit No.	Description of Exhibit
21.1	Subsidiaries of F.N.B. Corporation (incorporated herein by reference to Exhibit 21.1 of FNB’s Form 10-K for the fiscal year ended December 31, 2005, filed on March 16, 2006)

23.1	Consent of Charles C. Casalnova (contained in Exhibit 5.1) (incorporated herein by reference to Exhibit 23.1 of FNB Financial Services, L.P. and FNB’s Registration Statement on Form S-4, File No. 333-122244)

23.2	Consent of Charles C. Casalnova (contained in Exhibit 5.2)*

23.3	Consent of Ernst & Young LLP*

24.1	Power of Attorney for FNB Financial Services, LP*

24.2	Power of Attorney for F.N.B. Corporation*

25.1	Form T-1 (incorporated herein by reference to Exhibit 25.1 of FNB Financial Services, L.P. and FNB’s Registration Statement on Form S-4, File No. 333-122244)

* Filed herewith.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(l)(i), (a)(l)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
               (i) If the registrant is relying on Rule 430B:
(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
               (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

* * *
     (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on June 21, 2006.

FNB FINANCIAL SERVICES, LP

By:	Regency Consumer Financial Services Inc., its General Partner

By:	/s/ Robert T. Rawl

Robert T. Rawl, President
(principal executive officer)

By:	/s/ Mark D. Lozzi

Mark D. Lozzi Treasurer
(principal financial and accounting officer)

     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert T. Rawl	Director and President of the General Partner	June 21, 2006
Robert T. Rawl

*	Director of the General Partner	June 21, 2006
Donald W. Phillips, Jr.

*	Director and Assistant Secretary of the General Partner	June 21, 2006
Karen T. Severino

*By:	/s/ Mark D. Lozzi

Mark D. Lozzi

Attorney in Fact

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on June 21, 2006.

F.N.B. CORPORATION

By: /s/ Stephen J. Gurgovits

Stephen J. Gurgovits, President and Chief Executive Officer
(principal executive officer)

By: /s/ Brian F. Lilly

Brian F. Lilly, Chief Financial Officer
(principal financial officer and principal accounting officer)

     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

*
	Chairman of the Board	June 21, 2006

Peter Mortensen

/s/ Stephen J. Gurgovits Stephen J. Gurgovits	Director, President and Chief Executive Officer	June 21, 2006

*
	Director	June 21, 2006
William B. Campbell

*
	Director	June 21, 2006

Henry M. Ekker

	Director	June 21, 2006
*
Harry F. Radcliffe

*
	Director	June 21, 2006

William J. Strimbu

*
	Director	June 21, 2006

Earl K. Wahl, Jr.

/s/ Archie O. Wallace	Director	June 21, 2006

Archie O. Wallace

*
	Director	June 21, 2006

Robert B. Goldstein

*
	Director	June 21, 2006

John W. Rose

*
	Director	June 21, 2006

David J. Malone

*By:	/s/ Stephen J. Gurgovits

Stephen J. Gurgovits,
Attorney in Fact